Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF
LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership of Phillips 66 Partners LP, pursuant to the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, does hereby certify as follows.

FIRST:  The name of the Limited Partnership is Phillips 66 Partners LP.

SECOND:  Article 5 of the Certificate of Limited Partnership is hereby amended and restated in its entirety to read as follows:

“5. The name and business address of the General Partner is:

Phillips 66 Partners GP LLC
2331 CityWest Boulevard
Houston, Texas 77042”

IN WITNESS WHEREOF, the undersigned executed this Certificate of Amendment to the Certificate of Limited Partnership on this 5th day of October, A.D. 2017.

PHILLIPS 66 PARTNERS GP LLC,
its general partner

By:	/s/ Paula A. Johnson
Paula A. Johnson
Vice President, General Counsel and Secretary